Exhibit 99-1

Energy East Announces Public Offering of Common Shares

Portland, ME, March 19, 2007, Energy East Corporation [NYSE: EAS] today announced it will seek to issue up to 10 million common shares generating gross proceeds of approximately $240 million. These common shares are to be offered by a group of underwriters led by Morgan Stanley under Energy East's effective shelf registration statement filed with the Securities and Exchange Commission.

Proceeds from the offering will be used for the redemption of debt and for general corporate purposes, including regulated construction expenditures. The company plans to invest over $3 billion through 2011. Major planned investments include:

  $500 million for advanced metering infrastructure in New York and Maine. This investment will provide customers with pricing information throughout the day, promote conservation and improve operational efficiencies
  $500 million in transmission investments, predominately in Maine, which will improve electric grid reliability and promote renewable generation
  $500 million for the repowering the Russell Station power plant using clean coal technologies.

The company estimates that these efficiency investments could result in CO2 reductions of close to 1 million tons annually, the equivalent of taking 175,000 cars off the road.

About Energy East: Energy East Corporation [NYSE: EAS] is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally-responsible manner, Energy East will continue to be a valuable asset to the communities we serve.

Contact:	Marc Siwak Director - Investor Relations (207) 688-4336

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus and related prospectus supplement relating to the offering. Energy East has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for this offering and other documents Energy East has filed with the SEC for more complete information about Energy East and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Energy East, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Company Inc. by phone at 1-866-718-1649, by email at www.prospectus@morganstanley.com or by mail Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, New York, NY, 10014.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Energy East are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in Energy East's filings with the SEC, including risks and uncertainties relating to: adverse conditions contained in any regulatory orders, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for electricity and natural gas, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to Energy East's most recent reports filed with the SEC.

Source: Energy East Corporation